Exhibit 11

                 JAMES RIVER CORPORATION of Virginia

                  COMPUTATION OF EARNINGS PER SHARE
      For the Quarters Ended March 31, 1996 and March 26, 1995
                (in millions, except per share data)

                                               First Quarter
PRIMARY                                     1996           1995

Net earnings applicable
    to common shares                       $ 5.8          $11.9

Weighted average number of common
   shares and common share
   equivalents:

Common shares outstanding                   85.0           81.7

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                2.0            3.7

Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                   (1.5)          (2.9)

                                            85.5           82.5

Primary earnings per common share       $    .07       $    .14

                 JAMES RIVER CORPORATION of Virginia

                  COMPUTATION OF EARNINGS PER SHARE
       For the Quarters Ended March 31, 1996 and March 26,1995
                (in millions, except per share data)

                                               First Quarter
FULLY DILUTED                               1996           1995

Net earnings applicable
    to common shares                       $ 5.8          $11.9

Weighted average number of common
   shares and common share
   equivalents:

Common shares outstanding                   85.0           81.7

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                2.0            4.2

Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                   (1.5)          (3.2)

                                            85.5           82.7

Fully diluted earnings per
   common share                         $    .07       $    .14

                 JAMES RIVER CORPORATION of Virginia

                  NOTES TO COMPUTATIONS OF EARNINGS
                              PER SHARE


      Primary earnings per common share is computed by dividing net income, after deducting dividends on outstanding preferred shares, by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Common share equivalents consist of shares issuable pursuant to stock options and a deferred stock award plan, and are calculated using an average market price for the period.

      Fully diluted earnings per common share is computed using the same method as for the primary computation except that (i) common share equivalents are computed using the higher of the market price at the end of the period or the average market price for the period, and (ii) the average number of common shares and dilutive common share equivalents outstanding is increased by the assumed conversion, if dilutive, of the Company's Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock, its Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock, its Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock, and its Series P 9% Cumulative Convertible Preferred Stock. No conversions of any of the convertible preferred stocks have been assumed for the periods presented, as such conversions are not dilutive.